Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 22, 2022, with respect to the consolidated financial statements of Sendero Midstream Partners, LP included in the Current Report of Crestwood Equity Partners LP on Form 8-K/A dated September 2, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Crestwood Equity Partners LP on Forms S-3 (File No. 333-210146, File No. 333-217062, File No. 333-237571, File No. 333-223892, File No. 333-255799 and File No. 333-262722) and on Forms S-8 (File No. 333-201534, File No. 333-148619, File No. 333-131767, File No. 333-83872, File No. 333-227017 and File No. 333-259922).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

September 2, 2022